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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

ULTIMATE ELECTRONICS, INC.
(Name of Issuer)
COMMON STOCK, par value $.01 per share
(Title of Class of Securities)
903849107
(CUSIP Number)
March 16, 2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |	Rule 13d-1(b)
|X|	Rule 13d-1(c)
| |	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 903849107	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Equity I, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 165,000 SHARED VOTING POWER None SOLE DISPOSITIVE POWER 165,000 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 165,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 903849107	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Equity II, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 563,000 (1) SHARED VOTING POWER None SOLE DISPOSITIVE POWER 563,000 (1) SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 563,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Equity III, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 15,000 SHARED VOTING POWER None SOLE DISPOSITIVE POWER 15,000 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 903849107	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Master Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 743,000 (1) SHARED VOTING POWER None SOLE DISPOSITIVE POWER 743,000 (1) SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Global, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER None SHARED VOTING POWER 743,000 (1) SOLE DISPOSITIVE POWER None SHARED DISPOSITIVE POWER 743,000 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Global Investments, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER None SHARED VOTING POWER 743,000 (1) SOLE DISPOSITIVE POWER None SHARED DISPOSITIVE POWER 743,000 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Atlas Global Investments II, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER None SHARED VOTING POWER 743,000 (1) SOLE DISPOSITIVE POWER None SHARED DISPOSITIVE POWER 743,000 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Balyasny Asset Management L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 743,000 (1) SHARED VOTING POWER None SOLE DISPOSITIVE POWER 743,000 (1) SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

CUSIP No. 903849107	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dmitry Balyasny

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [ ] (b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER 743,000 (1) SHARED VOTING POWER None SOLE DISPOSITIVE POWER 743,000 (1) SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 743,000 (1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not Applicable	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*SEE INSTRUCTIONS BEFORE FILLING OUT

(1)	Includes options to acquire 50,000 shares that are exercisable within 60 days.

Item 1	(a)	Name of Issuer:

Ultimate Electronics, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

321 West 84th Avenue, Suite A Thornton, Colorado 80260

Item 2	(a) - (c)	This statement is filed on behalf of the following:

(1) Atlas Equity I, a Cayman Islands corporation (“AE1”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles.

(2) Atlas Equity II, a Cayman Islands corporation (“AE2”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles.

(3) Atlas Equity III, a Cayman Islands corporation (“AE3”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles.

(4) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles. AMF owns 100% of the equity interests in each of AE1, AE2 and AE3.

(5) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 39.6% of the equity interests in AMF.

(6) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI1”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles. AGI owns 24.4% of the equity interests in AMF.

(7) Atlas Global Investments II, Ltd., a Cayman Islands corporation (“AGI2”), with its principal business office at c/o SS&C Fund Services N.V., P.O. Box 4671, Pareraweg 45, Curacao, Netherlands Antilles. AGI2 owns 35.2% of the equity interests in AMF.

Page 11 of 20 Pages

(8) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG and is the investment advisor to each of AG, AGI1 and AGI2.

(9) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of BAM.

(d)	Title of Class of Securities:

Common Stock, par value $.01 per share

(e)	CUSIP Number:

903849107

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership:

AE1

(a)	Amount Beneficially Owned:

165,000 shares

(b)	Percent of Class:

1.1%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

165,000 shares

(ii)	shared power to vote or to direct vote:

none

Page 12 of 20 Pages

(iii)	sole power to dispose or direct disposition of:

165,000 shares

(iv)	shared power to dispose or to direct disposition of:

none

AE2

(a)	Amount Beneficially Owned:

563,000 shares (1)

(b)	Percent of Class:

3.8%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

563,000 shares (1)

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

563,000 shares (1)

(iv)	shared power to dispose or to direct disposition of:

none

AE3

(a)	Amount Beneficially Owned:

15,000 shares

(b)	Percent of Class:

0.1%

Page 13 of 20 Pages

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

15,000 shares

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

15,000 shares

(iv)	shared power to dispose or to direct disposition of:

none

AMF

(a)	Amount Beneficially Owned:

By virtue of its ownership of 100% of the equity interest in each of AE1, AE2 and AE3, AMF may be deemed to beneficially own a total of 743,000 shares of the Company’s Common Stock beneficially owned by AE1, AE2 and AE3.

(b)	Percent of Class:

5.0%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

743,000 shares (1)

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

743,000 shares (1)

(iv)	shared power to dispose or to direct disposition of:

Page 14 of 20 Pages

none

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 39.6% of the equity interest in AMF, AG may be deemed to beneficially own the 743,000 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

5.0%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

743,000 shares (1)

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

743,000 shares (1)

AGI1

(a)	Amount Beneficially Owned:

By virtue of its ownership of 24.4% of the equity interest in AMF, AGI1 may be deemed to beneficially own the 743,000 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

5.0%

Page 15 of 20 Pages

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

743,000 shares (1)

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

743,000 shares (1)

Page 16 of 20 Pages

AGI2

(a)	Amount Beneficially Owned:

By virtue of its ownership of 35.2% of the equity interest in AMF, AGI2 may be deemed to beneficially own the 743,000 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

5.0%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

none

(ii)	shared power to vote or to direct vote:

743,000 shares (1)

(iii)	sole power to dispose or direct disposition of:

none

(iv)	shared power to dispose or to direct disposition of:

743,000 shares (1)

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of AG, AGI1 and AGI2 and its role as sole managing member of AG, BAM may be deemed to beneficially own the 743,000 shares of the Company’s Common Stock beneficially owned by AG, AGI1 and AGI2.

(b)	Percent of Class:

5.0%

Page 17 of 20 Pages

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

743,000 shares (1)

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

743,000 shares (1)

(iv)	shared power to dispose or to direct disposition of:

none

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of BAM, Mr. Balyasny may be deemed to beneficially own the 743,000 shares of the Company’s Common Stock beneficially owned by BAM.

(b)	Percent of Class:

5.0%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

743,000 shares (1)

(ii)	shared power to vote or to direct vote:

none

(iii)	sole power to dispose or direct disposition of:

743,000 shares (1)

Page 18 of 20 Pages

(iv)	shared power to dispose or to direct disposition of:

none

(1)	Includes options to acquire 50,000 shares of the Company’s Common Stock that are exercisable within 60 days.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company or Control Person:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 19 of 20 Pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 25, 2004.

ATLAS EQUITY I, LTD	ATLAS GLOBAL INVESTMENTS, LTD.
By: SS&C Fund Services, N.V.,	By: SS&C Fund Services, N.V.,
as administrator	as administrator
By: /s/ Peter Ijsseling /s/ Kenneth Dambruck	By: /s/ Peter Ijsseling /s/ Kenneth Dambruck
Peter Ijsseling Kenneth Dambruck	Peter Ijsseling Kenneth Dambruck
ATLAS EQUITY II, LTD
By: SS&C Fund Services, N.V.,
as administrator
By: /s/ Peter Ijsseling /s/ Kenneth Dambruck
Peter Ijsseling Kenneth Dambruck
ATLAS EQUITY III, LTD	ATLAS GLOBAL INVESTMENTS II, LTD.
By: SS&C Fund Services, N.V.,	By: SS&C Fund Services, N.V.,
as administrator	as administrator
By: /s/ Peter Ijsseling /s/ Kenneth Dambruck	By: /s/ Peter Ijsseling /s/ Kenneth Dambruck
Peter Ijsseling Kenneth Dambruck	Peter Ijsseling Kenneth Dambruck
ATLAS MASTER FUND, LTD	BALYASNY ASSET MANAGEMENT L.P.
By: SS&C Fund Services, N.V.,
as administrator
By: /s/ Peter Ijsseling /s/ Kenneth Dambruck	By: /s/ Scott H. Schroeder
Peter Ijsseling Kenneth Dambruck	Scott H. Schroeder
Managing Dir. Finance and General Counsel
ATLAS GLOBAL, LLC
By: /s/ Scott H. Schroeder	/s/ Dmitry Balyasny
Scott H. Schroeder	Dmitry Balyasny
Authorized Signatory

Page 20 of 20 Pages